EXHIBIT 99.1
Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		IR Contact:	Jon Seegert
Director Investor Relations
(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FISCAL 2008 THIRD QUARTER
REVENUE INCREASES 11 PERCENT

Monett, MO. May 6, 2008 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions and outsourced data processing for financial institutions, today announced third quarter fiscal 2008 results with an 11% increase in revenue, an 7% increase in gross profit, and a 1% increase in net income over the third quarter of fiscal 2007. For the nine months of fiscal 2008, revenue increased 14%, with an increase of 11% in gross profit and an increase of 5% in net income over the same nine months in fiscal 2007.

For the quarter ended March 31, 2008, the company generated total revenue of $187.9 million compared to $168.9 million in the same quarter a year ago. Gross profit increased to $77.0 million compared to $71.7 million in the third quarter of last fiscal year. Net income totaled $26.6 million, or $0.30 per diluted share, compared to $26.4 million, or $0.29 per diluted share in the same quarter a year ago.

For the first nine months of fiscal 2008, total revenue of $555.5 million was generated compared to $486.8 million for the first nine months of fiscal 2007. Gross profit increased to $231.3 million compared to $208.0 million during the same period last fiscal year. Net income for the nine months of fiscal 2008 was $79.3 million, or $0.88 per diluted share, compared to $75.6 million, or $0.82 per diluted share for the same nine months in fiscal 2007.

According to Jack Prim, CEO, "Our results for the quarter showed continued steady gains in revenue, particularly in support and services.  License and hardware revenue continue to be a challenge to predict and this will most likely continue to be the case.  However, as our recurring revenue continues to increase as a percentage of the total revenue, having reached 71% for the quarter and 69% year to date, this should help to alleviate this challenge in the future."

Operating Results

"Support and services revenue increased 15% for the quarter and 17% year to date compared to the prior year. We continue to experience growth in all of the components within this line which include one-time implementation fees and the components that represent our recurring revenue: Electronic Payments, OutLink (data and item processing) and our in-house support and maintenance," stated Tony Wormington, President. "The growth is being driven primarily by our in-house support and maintenance which is up 13% for the quarter and 15% year to date and electronic payments which is up 28% for the quarter and 32% year to date over the prior year periods. Electronic payments include our EFT/Debit card transaction processing which for the year to date is up 22%, on-line bill pay which is up 55% and our merchant remote deposit capture is up 160% over the prior year. Electronic payments represent 18% of our total revenue for the first three quarters."

License revenue for the third quarter was $18.4 million, or 10% of third quarter total revenue, compared to $15.3 million, or 9% of the third quarter total revenue a year ago. Support and service revenue increased to $149.2 million, or 79% of total revenue in third quarter of fiscal 2008 from $130.3 million, or 77% of total revenue for the same period a year ago. There was strong growth in all support and service revenue components for the third quarter. EFT Support, which includes ATM/debit card processing, bill pay, remote capture and Check 21 transaction processing services, was the largest contributor with growth of $7.9 million or 28% in the third quarter compared to the same quarter a year ago. Hardware sales in the third quarter of fiscal 2008 decreased to $20.3 million, or 11% of total revenue, from $23.3 million, or 14% of total revenue in the third quarter of last fiscal year.

For the nine months of fiscal 2008, license revenue increased to $55.3 million, or 10% of total revenue, compared to $52.1 million, or 11% of total revenue a year ago. Support and service revenue contributed 78% or $432.9 million of the total revenue for the first nine months of the current fiscal year, compared to $370.1 million, or 76% of total revenue for the first nine months of the prior fiscal year. The increase in Support and Service revenue is due to solid increases in every component of this revenue line for the first nine months compared to the prior year. Hardware sales year-to-date was $67.3 million compared to $64.6 million for the same period last year. Hardware revenue was 12% of total revenue for fiscal 2008 and 13% of total revenue year-to-date in fiscal 2007.

Cost of sales for the third quarter increased to $111.0 million for the three months ended March 31, 2008 from $97.2 million for the same three months ended March 31, 2007. Third quarter gross profit increased 7% to $77.0 million with a 41% gross margin, compared to $71.7 million and a 42% gross margin for the same period a year ago.

Cost of sales for the nine months ended March 31, 2008 increased 16% to $324.2 million from $278.8 million for the same period ended March 31, 2007. Year-to-date gross profit of fiscal 2008 increased 11% to $231.3 million with a 42% gross margin, compared to $208.0 million and a 43% gross margin year-to-date for fiscal 2007.

Gross margin on license revenue for the third quarter of fiscal 2008 was 91% compared to 94% a year ago for the same period, primarily due to an increase in license revenue delivered through reseller agreements. Gross margin for the first nine months of fiscal 2008 was 92% compared to 96% for the same period a year ago.

Support and service gross margin decreased to 37% in the third quarter of fiscal 2008 from 39% a year ago. Support and service gross margin decreased to 37% in the nine months of fiscal 2008 from 38% for the nine months in fiscal 2007 mainly due to slightly higher processing costs. Hardware gross margin was higher for the third quarter at 27% compared to 25% for the same quarter last year, primarily due to sales mix along with enhanced vendor rebates received on hardware sold. Year-to-date hardware gross margin increased to 28% from 27% a year ago.

Operating expenses increased 12% for the third quarter of fiscal 2008 compared to the same quarter a year ago primarily due to higher employee related expenses. Selling and marketing expenses rose 11% in the current year third quarter to $13.8 million from $12.5 million; however, they remained at 7% of total revenue for both periods. Research and development expenses increased 26% in the current year third quarter to $11.3 million, or 6% of total revenue, from $9.0 million, or 5% of total 2007 third quarter revenue. General and administrative costs increased 1% to $9.5 million, or 5% of total revenue, from $9.4 million, or 6% of total revenue a year ago.

Operating expenses increased 13% for fiscal 2008 year-to-date compared to the same period a year ago primarily due to employee related expenses from increased headcount, contracted labor and professional fees. Selling and marketing expenses rose 12% in the same period to $41.9 million from $37.5 million, while remaining at 8% of total revenue for the first nine month periods of both fiscal 2008 and 2007. Research and development expenses increased 23% to $32.7 million, or 6% of total revenue, from $26.5 million, or 5% of total revenue a year ago. General and administrative costs increased 7% to $32.8 million, or 6% of total revenue, from $30.7 million, also 6% of total revenue for the same nine months a year ago.

Operating income increased 4% to $42.3 million, or 22% of total third quarter total revenue, compared to $40.8 million, or 24% of total revenue in the third quarter of fiscal 2007. Operating income increased 9% to $123.9 million, or 22% of year-to-date total revenue, compared to $113.3 million, which was 23% of total revenue year-to-date in fiscal 2007.

Provision for income taxes increased 5% in the current third quarter in fiscal 2008 compared to the third quarter in fiscal 2007. Provision for income taxes for the nine months ended March 31, 2008 increased 16% and is 36.6% of income before income taxes compared to 34.3% of income before income taxes for the same nine month period in fiscal 2007. The effective tax rate change is due to the renewal of the Research and Experimentation Credit during the second quarter of fiscal 2007, which was retroactive to January 1, 2006. Third quarter net income totaled $26.6 million, or $0.30 per diluted share, compared to $26.4 million, or $0.29 per diluted share in the third quarter of fiscal 2007. Year-to-date net income totaled $79.3 million, or $0.88 per diluted share, compared to $75.6 million, or $0.82 per diluted share in the prior year.

"The overall results of the quarter were slightly below our expectations and internal budget, with the obvious shortfalls being in license and hardware revenue; however this was offset somewhat by the increase in our support and services, and primarily by our recurring revenue. Margins were a little lower than expected primarily due to sales mix, increased personnel cost, depreciation/amortization expense and processing costs," stated Kevin Williams, CFO. "Also, during the quarter we purchased an additional 1.9 million shares of stock for the treasury, which brings the total year-to-date buyback to approximately 2.8 million shares."

For the third quarter of 2008, the bank systems and services segment revenue increased 10% to $156.6 million, with a gross margin of 41% from $141.9 million and a gross margin of 44% in the same quarter a year ago. The credit union systems and services segment revenue increased 16% to $31.3 million with a gross margin of 40% for the third quarter of 2008 from $27.0 million and a gross margin of 33% in the same period a year ago.

For the nine months ended March 31, 2008, the bank systems and services segment revenue increased 13% to $461.2 million with a gross margin of 42% from $406.5 million with a gross margin of 44% for the nine months ended March 31, 2007. The credit union systems and services segment revenue increased to $94.3 million for the nine months of fiscal 2008, with a gross margin of 42% from $80.3 million and gross margin of 36% in the same period a year ago.

Balance Sheet, Cash Flow, and Backlog Review

At March 31, 2007, cash and cash equivalents increased to $40.6 million at March 31, 2008, from $27.7 million at March 31, 2007. Trade receivables increased 10%, or $11.4 million, to $125.9 million compared to a year ago. The increase is primarily due to increased revenues. Notes payable increased from $50.5 million a year ago to $85.2 million at March 31, 2008. Total deferred revenue increased $11.3 million or 11% to $109.6 million at March 31, 2008, compared to a year ago. Stockholders' equity grew 3% to $608.8 million at March 31, 2008, from $592.0 million a year ago.

Backlog increased 12% at March 31, 2008 to $249.0 million ($62.0 million in-house and $187.0 million outsourcing) from $221.2 million ($61.4 million in-house and $159.8 million outsourcing) at March 31, 2007. The current quarter backlog increased 4% compared to December 31, 2007, when backlog was $240.2 million ($61.6 million in-house and $178.6 million outsourcing).

Cash provided by operations totaled $97.5 million in the current year compared to $91.4 million last year. The following table summarizes net cash (in thousands) from operating activities:

	Nine months ended March 31,
	2008	2007

Net income	$79,302	$75,580
Non-cash expenses	56,323	50,533
Change in receivables	85,155	65,890
Change in deferred revenue	(108,873)	(89,599)
Change in other assets and liabilities	(14,437)	(10,983)

Net cash provided by operating activities	$97,470	$91,421

The increase in cash provided by operating activities is primarily attributable to the increase in net income, especially after expenses that do not include a current period disbursement of cash, like depreciation and amortization, are added back. Net income before such non-cash expenses increased $9.5 million during the nine months ended March 31, 2008 to $135.6 million from $126.1 million last year.

Net cash used in investing activities for the current year is $92.3 million and included payments for acquisition activity of $49.0 million, capital expenditures of $27.8 million, and capitalized software development of $17.5 million. Cash used for investing activities in the first nine months of fiscal 2008 was offset by $2.0 million net proceeds from the sale of property and equipment, from the sale of investments, and other. During the first nine months of fiscal 2007, net cash used in investing activities of $74.9 million consisted of $39.4 million payment for acquisitions, $21.1 million in capital expenditures and $15.6 million for capitalized software development. Cash used for investing activities in the first nine months of fiscal 2007 was offset by $1.2 million net proceeds from investments and other.

Net cash used in financing activities for the current year is $53.2 million and included the repurchase of 2.8 million shares of our common stock for $68.5 million and the payment of dividends of $18.2 million. Cash used in financing activities was partially offset by net borrowings on our debt facilities of $15.0 million, by proceeds of $15.7 million from the exercise of stock options and the sale of common stock plus $2.8 million from excess tax benefits from stock option exercises. For the first nine months of fiscal 2007, cash used in financing activities was $63.0 million and consisted of $15.9 million for dividends paid, a net cash repayment on our debt facilities of $0.5 million, and $71.4 million for the purchase of treasury stock. Cash used in the first nine months of fiscal 2007 was partially offset by $24.8 million proceeds from the exercise of stock options, sale of common stock and the excess tax benefits from stock-based compensation.

About Jack Henry & Associates

Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for financial institutions.  Jack Henry markets and supports its systems throughout the United States, and has more than 8,800 customers nationwide.  For additional information on Jack Henry, visit the company's Web site at www.jackhenry.com. The company will hold a conference call on May 7th at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data - unaudited)

	Three Months Ended		%	Nine Months Ended		%
	March 31,		Change	March 31,		Change
	2008	2007		2008	2007
REVENUE
License	$18,441	$15,345	20%	$55,257	$52,057	6%
Support and service	149,198	130,282	15%	432,896	370,094	17%
Hardware	20,267	23,276	-13%	67,305	64,611	4%

Total	187,906	168,903	11%	555,458	486,762	14%

COST OF SALES
Cost of license	1,739	863	102%	4,279	2,197	95%
Cost of support and service	94,341	78,932	20%	271,361	229,483	18%
Cost of hardware	14,875	17,424	-15%	48,525	47,103	3%

Total	110,955	97,219	14%	324,165	278,783	16%

GROSS PROFIT	76,951	71,684	7%	231,293	207,979	11%
Gross Profit Margin	41%	42%		42%	43%

OPERATING EXPENSES
Selling and marketing	13,846	12,527	11%	41,896	37,466	12%
Research and development	11,340	9,004	26%	32,703	26,509	23%
General and administrative	9,514	9,378	1%	32,785	30,691	7%

Total	34,700	30,909	12%	107,384	94,666	13%

OPERATING INCOME	42,251	40,775	4%	123,909	113,313	9%

INTEREST INCOME (EXPENSE)
Interest income	267	658	-59%	1,955	2,620	-25%
Interest expense	(583)	(439)	33%	(770)	(954)	-19%

Total	(316)	219	-244%	1,185	1,666	-29%

INCOME BEFORE INCOME TAXES	41,935	40,994	2%	125,094	114,979	9%

PROVISION FOR INCOME TAXES	15,323	14,614	5%	45,792	39,399	16%

NET INCOME	$26,612	$26,380	1%	$79,302	$75,580	5%

Diluted net income per share	$0.30	$0.29		$0.88	$0.82

Diluted weighted avg shares outstanding	88,907	91,753		90,221	92,297

Consolidated Balance Sheet Highlights
(In Thousands-unaudited)	March 31,		% Change
	2008	2007

Cash, cash equivalents and investments	$41,573	$28,794	44%
Receivables	125,879	114,499	10%
Total Assets	915,595	834,651	10%

Accounts payable and accrued expenses	$40,924	$31,640	29%
Note Payable	85,266	50,883	68%
Deferred revenue	109,640	98,380	11%
Stockholder's Equity	608,775	592,033	3%

		(THIRTY)